EXHIBIT 99.1


       CORECOMM LIMITED ANNOUNCES COST SAVING ACTIVITY IN CONJUNCTION
                   WITH INTEGRATION OF RECENT ACQUISITIONS

NEW YORK--(BUSINESS WIRE)--Nov. 2, 2000--CoreComm Limited (NASDAQ: COMM - news) announced today that, based on a review of the combined company following the recent acquisitions of ATX Telecommunications, Inc. and Voyager.net, Inc., it has identified various synergies and cost savings opportunities, including the elimination of a number of employment redundancies within the combined groups.

CoreComm has identified approximately 200 employee positions which will be eliminated in conjunction with the integration of the operations. The vast majority of employees in revenue generating roles will not be affected by this change.

Barclay Knapp, President and Chief Executive Officer of CoreComm said, "Since we announced the acquisitions of ATX and Voyager, we have had several integration teams focus on opportunities to swiftly improve the combined operations, including identifying synergies, revenue generation opportunities, corporate redundancies, as well as other 'best of breed' operational improvements to make CoreComm a stronger, more efficient company. Today's announcement reflects the fact that there are indeed real synergies to be obtained by combining the three companies, and that we are dedicated to realizing those opportunities and improving operating margins. We anticipate that we will realize significant cost savings from this effort in the later half of fiscal 2001."

"While I believe that this activity is right for the business, I am saddened that we will lose members of the CoreComm team in this effort. We are taking these steps to make our business stronger, and to create a more efficient company for our employees and the rest of our shareholders in the future."

Contact:

     CoreComm Limited
     Michael A. Peterson
     Vice President - Corporate Development,
     Richard J. Lubasch
     Senior Vice President - General Counsel
     Amy Minnick, Investor Relations
     212/906-8485